EXHIBIT 99.1

We Simplify Networks.™

News Release	[LOGO] Inet.	Inet Technologies, Inc. 1500 North Greenville Avenue Richardson TX 75081 Phone: 469-330-4000 Fax: 469-330-4001

FOR MORE INFORMATION, CONTACT: Ms. Kelly Love, CFA Director of Investor Relations Inet Technologies, Inc. (469) 330-4171

INET TECHNOLOGIES REPORTS SOLID SECOND QUARTER PERFORMANCE

Milestones Include First GPRS and Spectra2 Revenues and First Beamer Order

Richardson, Texas – July 24, 2003 – Inet Technologies, Inc. (NASDAQ: INTI), a leading global provider of communications software solutions that enable carriers to more strategically operate their businesses, today reported financial results for its second quarter ended June 30, 2003.

Revenues for the three months ended June 30, 2003 were $25.5 million versus revenues of $25.0 million in the first quarter of 2003 and $26.2 million in the second quarter of 2002. The Company reported net income of $2.3 million, or $0.06 per diluted share, for the second quarter of 2003, compared to net income of $3.3 million, or $0.08 per diluted share, for the first quarter of 2003 and net income of $1.3 million, or $0.03 per diluted share, for the second quarter of 2002.

“Our team has done an outstanding job of improving profitability given a consistent level of revenues over the last two years,” said Elie Akilian, president and chief executive officer of Inet. “In addition to our solid financial results, we made great strides towards our stated goals and objectives, including the completion of our initial GPRS installations as well as booking the first order for our new Beamer product. Our commitment to research and development over the last two years is beginning to pay off in the form of customer orders for our new products. We will continue to invest heavily in research and development to maintain our technology advantage, which has been key to our success through the years. Armed with a strong product offering, I feel good about the future growth opportunities for Inet.”

-more-

For the six months ended June 30, 2003, revenues were $50.5 million versus revenues of $53.7 million for the six months ended June 30, 2002. Net income for the six months ended June 30, 2003 was $5.5 million, or $0.14 per diluted share, compared to net income of $4.1 million, or $0.09 per diluted share, for the six months ended June 30, 2002.

“We are proud of our continued financial success,” said Jeff Kupp, chief financial officer of Inet. “Our financial position is strong, and we continue to maintain or improve key operating metrics. Order activity for the second quarter was solid, resulting in a book-to-bill ratio slightly greater than one. Based on our solid financial position and our strong suite of product offerings, we believe we are well positioned to capitalize on a number of good opportunities with both new and existing customers.”

During the second quarter of 2003, the Company had one international customer – a mobile operator in Europe – that accounted for approximately 19 percent of total revenues. Revenues from the top 10 customers in the second quarter represented approximately 60 percent of total revenues. The Company expects to continue to have one to three 10 percent customers in most quarters and for the top 10 customers in each quarter to generate between 50 and 80 percent of total revenues.

New Products

During the second quarter of 2003, the Company announced the release of its Spectra2 version 3.0. Spectra2 is Inet’s diagnostics solution that addresses the capacity and conformance testing as well as the analysis of call signaling, media carriage and media conversion functions associated with next-generation VoIP networks and related network equipment. Spectra2 v3.0 offers carriers and equipment manufacturers integrated media testing, the ability to perform voice quality analysis using PESQ (Perceptual Evaluation of Speech Quality, ITU-T P.862) and a broad range of conformance test suites while maintaining a very user-friendly interface. The integrated monitoring, testing and generation capabilities allow users to test VoIP applications with correlated signaling and media. In addition, the comprehensive set of more than 500 conformance test cases for H.323, MGCP and SIP are aligned with the leading standards organizations in VoIP development and should prove to reduce development efforts associated with building conformance, regression and validation tests.

-more-

“The initial feedback we have received on Spectra2 v3.0 has been outstanding,” said Mr. Akilian. “The product was officially released in late May, and we took our initial orders and recognized related revenue in the second quarter. We are seeing good demand for all of our products – including our GPRS offering and our new Unified Assurance solutions. We believe that the timing of our new products is right on and will position us to be a leader in the areas of mobile data and voice-over-packet testing. I am encouraged by the size and quality of our sales pipeline as well as the positive signs we are seeing from our customers.”

“We have now had a few consecutive quarters where our visibility into the next quarter has been good,” continued Mr. Kupp. “Based on our visibility, we expect our overall gross margins percentage in the third quarter to be in the mid-60’s range, which is in line with our long-term expectations, and we expect operating expenses in the low- to mid-$13 million range.”

About Inet Technologies, Inc.

Founded in 1989, Inet Technologies is a leading global provider of communications software solutions that enable carriers to more strategically operate their businesses. Inet’s Unified Assurance solutions – which include products that address customer, service and network assurance – convert network signaling, service and other infrastructure-level information into valuable and actionable intelligence that carriers use to ensure the health of their revenue-generating infrastructure. These real-time powered solutions help carriers realize organizational efficiencies in managing their operations as well as improve the acquisition and retention rates for targeted, high-value customers. Inet’s diagnostics solutions allow communications carriers and equipment manufacturers to quickly and cost-effectively design, deploy and maintain current- and next-generation networks and network elements. Inet is headquartered in Richardson, Texas and has approximately 475 employees worldwide. Inet is an ISO 9001 registered company. For more information, visit Inet on the Web at www.inet.com.

Inet Technologies, Unified Assurance, Beamer and Spectra2 are trademarks of Inet Technologies, Inc. All other trademarks or registered trademarks belong to their respective owners.

-more-

This release contains forward-looking statements, including statements regarding the ability of our customers to achieve the anticipated benefits of our products, our business prospects, our anticipated financial results and the anticipated results of some of our product and operating strategies. Such forward-looking statements involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are the effects of a further general economic slowdown, any further slowdown in telecommunications spending, any reversal or slowdown in the pace of privatization, deregulation and restructuring of telecommunications markets worldwide, unforeseen changes in anticipated expenses or revenues, challenges associated with operating internationally, delays in implementation of our products, product defects, product development and introduction delays, increased competition, any reduction in demand for our products and solutions and other factors detailed in Inet’s filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

-more-

INET TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share data)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$162,312	$189,076
Trade accounts receivable, net of allowance for doubtful accounts of $507 at June 30, 2003 and $484 at December 31, 2002	13,660	10,211
Unbilled receivables	352	155
Inventories	6,769	7,458
Deferred income taxes	850	850
Other current assets	5,846	4,909

Total current assets	189,789	212,659
Property and equipment, net	13,392	15,215
Other assets	583	300

Total assets	$203,764	$228,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,716	$1,078
Accrued compensation and benefits	2,961	4,113
Deferred revenues	23,056	18,323
Income taxes payable	2,486	1,953
Other accrued liabilities	3,129	4,733

Total current liabilities	34,348	30,200
Deferred income taxes	18	18
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value:
Authorized shares—25,000,000
Issued shares—None	—	—
Common stock, $.001 par value:
Authorized shares—175,000,000
Issued shares—47,159,643 at June 30, 2003 and 47,157,543 at December 31, 2002	47	47
Additional paid-in capital	75,413	75,075
Unearned compensation	(345)	(407)
Retained earnings	128,767	123,241
Treasury stock, 8,723,435 common shares at June 30, 2003 and no common shares at December 31, 2002, at cost	(34,484)	—

Total stockholders’ equity	169,398	197,956

Total liabilities and stockholders’ equity	$203,764	$228,174

-more-

INET TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002
Revenues:
Product and license fees	$17,770	$19,233	$35,288	$40,236
Services	7,702	6,987	15,226	13,479

Total revenues	25,472	26,220	50,514	53,715
Cost of revenues:
Product and license fees	6,336	7,971	9,238	14,203
Services	3,303	3,307	7,470	6,465

Total cost of revenues	9,639	11,278	16,708	20,668

Gross profit	15,833	14,942	33,806	33,047
Operating expenses:
Research and development	7,257	7,294	14,942	15,750
Sales and marketing	3,608	4,757	7,123	8,864
General and administrative	2,061	2,118	4,480	4,138

	12,926	14,169	26,545	28,752

Income from operations	2,907	773	7,261	4,295
Other income (expense):
Interest income	372	665	798	1,355
Other income (expense)	(125)	414	(109)	234

	247	1,079	689	1,589

Income before provision for income taxes	3,154	1,852	7,950	5,884
Provision for income taxes	883	527	2,424	1,819

Net income	$2,271	$1,325	$5,526	$4,065

Earnings per common share:
Basic	$0.06	$0.03	$0.14	$0.09

Diluted	$0.06	$0.03	$0.14	$0.09

Weighted-average shares outstanding:
Basic	38,400	46,888	39,392	46,863

Diluted	38,689	47,092	39,609	47,146

-more-

INET TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six months ended June 30,
	2003	2002
Cash flows from operating activities:
Net income	$5,526	$4,065
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,577	3,548
Stock Compensation	171	—
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable	(3,449)	145
(Increase) decrease in unbilled receivables	(197)	623
Decrease in income taxes receivable	—	532
Decrease in inventories	689	3,759
(Increase) decrease in other assets	(1,220)	1,198
Increase (decrease) in accounts payable	1,638	(399)
Increase in taxes payable	714	626
Increase (decrease) in accrued compensation and benefits	(1,152)	1,264
Increase in deferred revenues	4,733	430
Increase (decrease) in other accrued liabilities	(1,104)	695

Net cash provided by operating activities	9,926	16,486
Cash flows from investing activities:
Purchases of property and equipment	(2,254)	(1,314)

Net cash used in investing activities	(2,254)	(1,314)
Cash flows from financing activities:
Repurchase of common stock	(35,553)	—
Proceeds from issuance of common stock upon exercise of stock options and purchases under employee stock purchase plan	1,117	961

Net cash provided by (used in) financing activities	(34,436)	961

Net (decrease) increase in cash and cash equivalents	(26,764)	16,133
Cash and cash equivalents at beginning of period	189,076	154,889

Cash and cash equivalents at end of period	$162,312	$171,022

Supplemental disclosure:
Income taxes paid	$1,582	$1,726

-more-

INET TECHNOLOGIES, INC.

ADDITIONAL FINANCIAL INFORMATION

(Unaudited)

The following table presents additional financial information about Inet Technologies, Inc. for the three months ended June 30, 2003; March 31, 2003; December 31, 2002; September 30, 2002 and June 30, 2002, respectively.

	6/30/03	3/31/03	12/31/02	9/30/02	6/30/02
Cash (in 000s)	$162,312	$163,139	$189,076	$171,711	$171,022
Days sales outstanding (with unbilled)	50	43	38	57	56
Inventory (in 000s):
Raw materials	$2,765	$3,268	$3,774	$4,489	$5,491
WIP	412	154	445	1,212	705
Finished goods	3,592	5,003	3,239	1,915	2,499

	$6,769	$8,425	$7,458	$7,616	$8,695

Inventory turns	5.7	3.4	4.6	5.2	5.2
Total employees:	475	472	470	480	518
R&D	242	246	247	249	268
Support/Integration	122	121	121	126	125
Sales and marketing	66	61	62	64	79
General and administrative	45	44	40	41	46
Margins and operating expenses as a % of total revenues:
Gross margin—total	62.2%	71.8%	65.3%	56.9%	57.0%
Gross margin—product & license fees	64.3	83.4	68.9	57.9	58.6
Gross margin—services	57.1	44.6	56.4	54.3	52.7
Research and development	28.5	30.7	28.2	30.3	27.8
Sales and marketing	14.2	14.0	16.0	15.7	18.1
General and administrative	8.1	9.7	8.1	7.9	8.1
Operating income margin	11.4	17.4	13.1	2.0	3.0
Net income margin	8.9	13.0	10.9	3.5	5.1
Operating cash flow (in 000s)	$116	$9,810	$18,099	$288	$5,371
Capital expenditures (in 000s)	$1,322	$932	$735	$241	$763
Common stock outstanding (in 000s)	38,436	38,362	47,158	47,073	46,894
Revenues from international markets:	72%	81%	71%	66%	74%
EMEA	61%	71%	63%	59%	56%
Asia/Pacific	9%	8%	5%	5%	11%
Other	3%	2%	3%	2%	7%
Top 10 customers as % of total revenues	60%	69%	71%	67%	60%

###